BEDFORD BANCSHARES NEWS RELEASE

Contact:  H. K. Neal, President and CEO
          J. W. Smith, CFO
          (540) 586-2590

Date:     April 16, 2003

                              For Immediate Release

            BEDFORD BANCSHARES, INC. ANNOUNCES RESULTS FOR THE THREE
                       AND SIX MONTHS ENDED MARCH 31, 2003

     Bedford, Virginia, April 16, 2003 (NASDAQ-BFSB): Bedford Bancshares, Inc., the parent company of Bedford Federal Savings Bank (collectively, the "Company"), today announced its earnings for the three and six months ended March 31, 2003.

     The Company's net income for the three and six months ended March 31, 2003 was $761,000 and $1,512,000, respectively, as compared to $840,000 and $1,517,000, respectively, for the comparable 2002 periods. Diluted earnings per share for the three and six months ended March 31, 2003 were $.38 and $.76, respectively, as compared to $.41 and $.73, respectively, for the comparable 2002 periods.

     Total assets at March 31, 2003 were $262.7 million, an increase of $7.1 million from the $255.6 million at September 30, 2002. The asset expansion was concentrated in the loan portfolio, which totaled $230.7 million at March 31, 2003, up $11.1 million from the level at September 30, 2002. A $5.4 million decrease in investment securities and a $5.0 million increase in FHLB advances provided funding for the loan growth.

     On March 20, 2003, the Board of Directors declared a quarterly cash dividend of $.13 per share, payable on April 11, 2003 to shareholders of record as of March 28, 2003. The new quarterly dividend rate represents an 8.3% increase over the per share amount paid in the previous quarter.

     Harold K. Neal, President and Chief Executive Officer, commented, "We are very pleased with the Company's performance during the second quarter and first half of fiscal 2003. We continue to experience good loan demand in our market area and have taken advantage of the low interest rate environment to reduce our overall funding cost."

     Bedford Federal Savings Bank operates four full-service offices and eight ATM locations in Bedford and Bedford County, Virginia and has served the area for over 65 years. Bedford Bancshares, Inc. common stock trades on the NASDAQ National Market under the symbol "BFSB".

                     BEDFORD BANCSHARES, INC. AND SUBSIDIARY
                             SELECTED FINANCIAL DATA
                                   (UNAUDITED)



Financial Condition
--------------------                                            At          At
(In Thousands of Dollars, except per share)                  March 31   Sept. 30
                                                               2003       2002       $ Chg     % Chg
                                                             --------   ---------    -------   --------

  Total assets                                               $262,726    $255,614     $7,112      2.78%
  Loans receivable, net                                       230,705     219,634     11,071      5.04
  Investment securities                                        11,273      16,691     (5,418)   (32.46)
  Deposits                                                    178,131     177,214        917      0.52
  FHLB advances                                                57,000      52,000      5,000      9.62
  Retained earnings (substantially restricted)                 15,453      14,570        883      6.06
  Total stockholders' equity                                   26,104      24,562      1,542      6.28

Book value per share
--------------------
  Including unallocated ESOP shares                           $12.48      $12.21
                                                              =======     ======

Asset Quality Indicators
------------------------
  Nonperforming assets to total assets                          0.49%       0.26%
  Nonperforming loans to total loans                            0.51%       0.29%
  Allowance for credit losses to nonperforming assets         100.90%     182.01%




                                                        For the                 For the
Summary of Operations                              Three Months Ended        Six Months Ended
----------------------                                  March 31                 March 31
(In Thousands of Dollars, except per share)        --------------------     --------------------
                                                     2003        2002         2003        2002
                                                   --------    --------     --------    --------

  Interest income                                   $3,672      $3,884       $7,458      $7,802
  Interest expense                                   1,687       1,991        3,512       4,012
                                                    ------      ------       ------       -----
  Net interest income                                1,985       1,893        3,946       3,790
  Provision for credit losses                           75         100          150         145
  Noninterest income                                   607         570        1,143         957
  Noninterest expense                                1,290       1,094        2,501       2,241
  Net income before income taxes                     1,227       1,269        2,438       2,361
  Net income                                          $761        $840       $1,512      $1,517
                                                    ======      ======       ======      ======
  Basic earnings per share                           $0.38       $0.43        $0.76       $0.76
                                                     =====       =====        =====       =====
  Diluted earnings per share                         $0.38       $0.41        $0.76       $0.73
                                                     =====       =====        =====       =====

Performance Indicators (1)
  Return on average assets                            1.17%       1.46%        1.17%       1.36%
  Return on average equity                           12.02%      14.32%       11.94%      12.93%
  Net interest rate margin                            3.15%       3.41%        3.15%       3.51%
  Net interest rate spread                            2.66%       2.77%        2.66%       2.86%


---------------------
(1)  Annualized.